EXHIBIT 23.1

                        Letterhead of Coopers & Lybrand

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Geotek Communications, Inc. on Form S-3 (Nos. 33-5508, 33-49548, 33-57530, 33-61034, 33-72820 and 33-78540) and Form S-8 (No. 33-67144) of our report dated
March 30, 1995, on our audits of the consolidated financial statements of Geotek Communications, Inc. as of December 31, 1994 and 1993, and for the years ended December 31, 1994. 1993, and 1992, which report is included in this Annual Report on Form 10-K/A. Our report contains an emphasis of a matter paragraph related to significant transactions with related parties in 1992.


COOPERS & LYBRAND L.L.P.


New York, New York
May 25, 1995